Exhibit 15.01

May 3, 2004

To the Board of Directors and Stockholders of
The Hartford Financial Services Group, Inc.
Hartford, Connecticut

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Hartford Financial Services Group, Inc. and subsidiaries (the “Company”) for the periods ended March 31, 2004 and 2003, as indicated in our report dated May 3, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company’s Quarterly Report on Form 10-Q for the first quarter ended March 31, 2004, is incorporated by reference in the following registration statements:

Form S-3 Registration No.	Form S-8 Registration Nos.
333-108067	333-105707
333-049170
333-105706
333-034092
033-080665
333-012563

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Hartford, Connecticut